Exhibit 4.1

FIRST AMENDMENT TO
WARRANT TO PURCHASE
COMMON STOCK
OF
VALENCE TECHNOLOGY, INC.

THIS FIRST AMENDMENT TO THE WARRANT TO PURCHASE COMMON STOCK OF VALENCE TECHNOLOGY, INC. (this “Amendment”), dated as of December 9, 2011, is by and between Valence Technology, Inc., a Delaware corporation (the “Company”), and iStar Tara LLC, a Delaware limited liability company (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Warrant (as defined below).

RECITALS:

A.           On March 30, 2010, the Company issued to Holder a warrant (the “Warrant”) to purchase from the Company up to 115,000 fully paid and nonassessable shares of Common Stock (subject to adjustment as provided therein).

B.           The Company and the Holder desire to amend the Warrant as set forth in this Amendment.

In consideration of the mutual promises, covenants and agreements contained herein, the sufficiency of which is hereby agreed to and acknowledged, the parties hereto agree as follows:

AGREEMENT:

1. Amendments.

a. The reference to “March 30, 2013” in the title of the Warrant is hereby deleted and replaced in its entirety with “March 30, 2014”.

b. In Section 3 of the Warrant, the term “Expiration Date” is hereby amended in its entirety to mean “5:00 p.m. New York City Time on March 30, 2014”.

2. No Other Changes.  Except as amended by this Amendment, all terms and provisions contained in the Warrant shall remain in full force and effect.

3. Governing Law.        All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

4. Captions.                   The section headings of this Amendment are inserted for convenience of reference only and shall not constitute a part of this Amendment in construing or interpreting any provisions hereof.

5. Counterparts.           This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf), this Amendment shall be treated in all manner and respect as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first hereinabove written.

VALENCE TECHNOLOGY, INC.

By:	/s/ Robert L. Kanode
Name:	Robert L. Kanode
Its:	CEO & President

iSTAR TARA LLC

By:	/s/ Samantha K. Garbus
Name:	Samantha K. Garbus
Its:	Senior Vice President